Exhibit 99.3

April 18, 2018

CONFIDENTIAL

Transmitted via E-mail to Bruce Simberg (bsimberg@conroysimberg.com) and Michael Braun (mbraun@fednat.com)

Mr. Bruce F. Simberg, Chairman of the Board

Mr. Michael H. Braun, Chief Executive Officer and Director

Federated National Holding Company

14050 N.W. 14th Street, Suite 180

Sunrise, Florida 33323

Dear Bruce and Mike:

I am writing to express our continued interest in exploring a merger between HCI Group, Inc. and Federated National Holding Company.

In the merger proposal delivered to you on December 21, 2017, we suggested as merger consideration one-half HCI share for each Federated National share outstanding, with a floor to ensure that each Federated National shareholder received not less than $16.50 in value per share. We were disappointed to receive your letter dated January 5, 2018, in which you declined to discuss the matter further. Since the time of our original proposal, HCI’s shares have appreciated 39%, compared with a 7% increase in Federated National’s share price.

Despite the change in the relative value of the two stocks, HCI is again prepared to propose as merger consideration one-half share of HCI common stock for each share outstanding of Federated National common stock, implying an offer price per share of $20.52 (based on yesterday’s closing share price for HCI of $41.03). This represents a 25% premium over Federated National’s latest 30-day moving average closing price. We are also prepared to increase the floor price from $16.50 to $18.00 per share (ensuring that Federated National shareholders receive no less than $18.00 per share in value at closing), but still enable Federated National shareholders to participate fully in any additional price appreciation of HCI’s shares before closing. Additionally, Federated National shareholders would see their annual cash dividends increase by 134%, as each one-half share of HCI common stock currently yields a 75 cents annual dividend, compared with Federated National’s current annual dividend of 32 cents per share.

HCI Group, Inc. 5300 W. Cypress Street, Suite 100 Tampa, FL 33607 (813) 849-9500 www.hcigroup.com

We believe the proposed merger would create the premier, Florida-based homeowners insurance company. The combined company would benefit from among other things:

•	Synergies and efficiencies from the integration of Federated National’s marketing platform with HCI’s technology and operating platforms;

•	Reinsurance cost savings;

•	A strong balance sheet and surplus, as a platform for future growth;

•	Higher dividends per share for the current shareholders of Federated National;

•	Accretive book value per share and earnings per share; and,

•	Increased liquidity and share value, resulting from a larger market capitalization.

Our proposal contains no financing contingency. As with our December 21st proposal, this offer is a preliminary, non-binding indication of interest in exploring a merger transaction and is subject to, among other things, the satisfactory completion of due diligence, the execution of a definitive agreement, regulatory approval and the approval of shareholders of both HCI and Federated National. Also, please note that, while we believe that a stock-for-stock transaction represents the most attractive structural alternative for Federated National shareholders, we are willing to consider other alternatives with a mix of stock and cash, if you believe that would be preferable.

We have attached a summary presentation, which outlines our current proposal as well as its benefits to the shareholders of both companies. We believe the proposed merger is extremely attractive, based on all relevant financial and operating metrics, and should result in significant value creation for the shareholders of the combined company. In short, our proposal represents a unique opportunity, and we are convinced that your shareholders would agree.

HCI’s Board of Directors is fully supportive of this merger transaction, and we are prepared to make the merger our highest priority and dedicate all of the resources necessary to consummate the transaction expeditiously. We and our advisors are available to meet to discuss the terms of our proposal, conduct confirmatory due diligence and ultimately negotiate a definitive agreement as soon as possible. It is our strong preference to work together with Federated National’s Board of Directors and management team to reach a mutually-beneficial transaction. In fact, we envision each of you playing key roles in the combined company, as Vice Chairman of the Board and President of Insurance Operations and Director, respectively, and would expect you to continue to operate your facilities in Sunrise.

April 18, 2018

Because of the considerable expense that we will incur in our due diligence review and the time, effort and resources required to confirm our proposed offer and negotiate a definitive agreement, we request that Federated National enter into a separate exclusivity agreement with HCI, granting us a 60-day period to complete our due diligence review and negotiate a definitive agreement. We are prepared to send you a form of exclusivity agreement for your consideration.

We request that you kindly respond to this preliminary merger proposal on or before April 30, 2018. We hope that you will agree with us that a meaningful discussion about our proposal should be had and look forward to engaging in a productive dialogue with you.

Please do not hesitate to contact me at any time, should you have any questions. I can be reached at (813) 405-3612. Thank you for your consideration.

Very truly yours,

/s/ Paresh Patel
Paresh Patel
Chairman of the Board and Chief Executive Officer

April 18, 2018